Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in previously filed Registration Statements (Form S-8 No. 333-100539, Form S-3 No. 333-115681, and Form S-8 No. 333-122532) of Fauquier Bankshares, Inc. of our report, dated January 21, 2005 relating to the consolidated balance sheets of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended appearing in this form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2004

/s/ Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania
March 28, 2005